EXHIBIT 4.5(a)

     FIRST AMENDMENT TO O'SULLIVAN INDUSTRIES HOLDINGS, INC.
          AMENDED AND RESTATED 1994 INCENTIVE STOCK PLAN


          THIS FIRST AMENDMENT to the O'Sullivan Industries
Holdings, Inc. Amended and Restated 1994 Incentive Stock Plan is adopted effective November 14, 1996.

                       W I T N E S S E T H:

          WHEREAS, the O'Sullivan Industries Holdings, Inc. 1994 Incentive Stock Plan was approved and adopted by the Board of Directors of O'Sullivan Industries Holdings, Inc. (the "Company") on January 22, 1994 and was approved by the sole stockholder of the Company on January 26, 1994; and

          WHEREAS, the O'Sullivan Industries Holdings, Inc. 1994 Incentive Stock Plan was amended and restated (as so amended and restated, the "Plan") effective September 20, 1996 by action of the Board of Directors of the Company, which amendment and restatement was approved by the stockholders of the Company at the annual meeting held on November 14, 1996; and

          WHEREAS, the Board of Directors of the Company wishes to make certain additional amendments to the Plan;

          NOW, THEREFORE, the Plan is hereby amended as follows:

1.   Section 4.1.

     (a) The first sentence of Section 4.1 of the Plan is hereby amended to read as follows: "The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 2,000,000."

     (b)  A new sentence is hereby added as the second sentence of
     Section 4.1, to read as follows: "Of the 2,000,000 Shares subject to the Plan, no more than an aggregate of 300,000 Shares shall be the subject of grants of Restricted Stock or Performance Units."

2. Section 6.5. The last sentence of Section 6.5 of the Plan is hereby amended to read as follows:

       Notwithstanding the foregoing, (i) no modification of an Employee Option shall adversely alter or impair any rights or obligations under the Employee Option without the Optionee's consent, and (ii) no modification or surrender of an outstanding option and the grant of new options in substitution for them which results in a Purchase Price (as defined in Section 6.2 hereof) that is lower than the Purchase Price of the originally issued Option shall be effective until authorized by the stockholders of the Corporation.

               All other terms and provisions of the Plan and all Awards and Options granted under the Plan shall remain in full force and effect. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Plan.


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